Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Form 1-K, of our independent auditor’s report dated April 25, 2024, with respect to the audited balance sheet of XIV-I Invest 1, LLC as of December 31, 2023 and 2022 and the related statements of operations, changes in member’s equity, cash flows and related notes to the financial statements for the year ended December 31, 2023 and the period from February 7, 2022 (inception) through December 31, 2022.

Very truly yours,

McNamara and Associates, LLC

/s/ McNamara and Associates, LLC

Margate, Florida

April 29, 2024